                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               HADCO CORPORATION
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                               HADCO CORPORATION
                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

To The Stockholders:

     The Annual Meeting of Stockholders of Hadco Corporation (the
"Corporation"), a Massachusetts corporation, will be held on Wednesday, March 3, 1999 at 10:00 A.M. at 100 Federal Street, Boston, Massachusetts, for the following purposes:

     1. To fix the number of directors at nine (9) and to elect a Board of Directors for the ensuing year.

     2. To consider and act upon a proposal to approve the Hadco Corporation 1998 Stock Plan.

     3. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending October 30, 1999.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Monday, January 4, 1999, the record date fixed by the Board of Directors for such purpose.

                                            By Order of the Board of Directors,
                                            JAMES C. HAMILTON,
                                            Clerk

January 13, 1999

--------------------------------------------------------------------------------

     STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL

--------------------------------------------------------------------------------

                               HADCO CORPORATION
                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079

                            ------------------------

                                PROXY STATEMENT
                                JANUARY 13, 1999

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Hadco Corporation (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, March 3, 1999, at 10:00 A.M., at 100 Federal Street, Boston, Massachusetts.

     Only stockholders of record as of the close of business on January 4, 1999 will be entitled to vote at the meeting and any adjournments thereof. As of that date, 13,467,095 shares of Common Stock of the Corporation were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder delivering a proxy has the right to revoke it by written notice to the Clerk at any time before it is exercised.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended October 31, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about January 27, 1999.

     The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote, and votes withheld will not be counted toward the achievement of a plurality. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

     Each of the persons named as proxies in the proxy is a director and officer of the Corporation. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. The proxies will be voted as stated below and under "Election of Directors." In addition to the election of directors, the stockholders will consider and vote upon a proposal to approve the Corporation's 1998 Stock Plan. Finally, the stockholders will act upon a proposal to ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of January 4, 1999, the name of each person who, to the knowledge of management, beneficially owned more than 5% of the 13,467,095 shares of Common Stock of the Corporation outstanding at such date, the number of shares owned by each of such persons, and the percentage of the outstanding shares represented thereby.

                                                               AMOUNT AND
                                                               NATURE OF
NAME AND ADDRESS OF                                            BENEFICIAL       PERCENT OF
  BENEFICIAL OWNER                                            OWNERSHIP(1)        CLASS
-------------------                                           ------------      ----------
Dresdner RCM Global Investors LLC...........................   1,837,275(2)        13.6%
  Four Embarcadero Center
  San Francisco, CA 94111

J. & W. Seligman & Co. Incorporated.........................   1,253,800(3)         9.3%
  100 Park Avenue
  New York, NY 10017

The Equitable Companies, Incorporated.......................     776,830(4)         5.8%
  787 Seventh Avenue
  New York, NY 10019

Horace H. Irvine II.........................................     758,012(5)         5.6%
  c/o Hadco Corporation
  12A Manor Parkway
  Salem, NH 03079

---------------
(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

(2) Dresdner RCM Global Investors LLC ("Dresdner RCM") is a registered investment adviser. In its capacity as investment adviser, Dresdner RCM may have discretionary authority to dispose of or to vote securities that are under its management, and as a result may be deemed to have beneficial ownership of such securities. However, Dresdner RCM does not have any economic interest in such securities. Dresdner RCM is a wholly owned subsidiary of Dresdner Bank AG ("Dresdner"), an international banking organization. As such, Dresdner may be deemed to have beneficial ownership of shares as to which Dresdner RCM is deemed to have beneficial ownership. As of January 4, 1999, Dresdner RCM beneficially owned 1,837,275 shares of the Corporation's Common Stock, with sole voting power with respect to 1,315,275 of the shares set forth above, no voting power with respect to 522,000 of such shares, sole dispositive power with respect to 1,825,275 of such shares, and shared dispositive power with respect to 12,000 of such shares.

(3) According to information set forth in a Schedule 13G filed with the Securities and Exchange Commission on July 15, 1998 by J. & W. Seligman & Co. Incorporated ("JWS"), William C. Morris

    ("Morris"), a majority owner of the outstanding voting securities of JWS, and Seligman Communications and Information Fund, Inc. (the "Fund"), of which JWS is the investment advisor, J. & W. Seligman & Co. Incorporated beneficially owned 1,253,800 shares of the Common Stock of the Corporation, Morris beneficially owned 1,253,800 shares and the Fund beneficially owned 1,100,000. Further JWS and Morris had shared voting power over 1,248,900 and shared dispositive power over 1,253,800 shares, and the Fund had shared voting power and shared dispositive power over 1,100,000 shares.

(4) According to information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 1998 by The Equitable Companies, Incorporated, its subsidiaries The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P., Donaldson, Lufkin & Jenrette Securities Corporation and Wood, Struthers & Winthrop Management Corp. (the "Equitable Companies"), AXA-UAP, which beneficially owns a majority interest in the Equitable Companies and Alpha Assurances Vie Mutuelle, AXA Assurance I.A.R.D. Mutuelle, AXA Assurance Vie Mutuelle and AXA Courtage Assurance Mutuelles ("Mutuelles AXA"), which as a group beneficially own a majority interest in AXA-UAP, beneficially own 776,830 shares of Common Stock of the Corporation with sole voting power over 465,772 shares, shared voting power over 266,400 shares, sole dispositive power over 767,064 shares and shared dispositive power over 9,766 shares. AXA-UAP and each of the Mutuelles AXA, as a group, disclaim beneficial ownership over any of the shares.

(5) Includes 79,355 shares held in a voting trust for the benefit of Andrea P. Irvine. Mr. Irvine, who is the sole trustee of such trust and retains sole voting power with respect to the shares held in such trust, disclaims beneficial ownership of such shares. Does not include 41,755 shares held in irrevocable trusts for the benefit of members of Horace H. Irvine II's family. Mr. Irvine, who is not a trustee of such trusts, disclaims beneficial ownership of such 41,755 shares. James C. Hamilton, Clerk and a partner at the law firm that is general counsel to the Corporation, Lawrence Coolidge, a retiring Director of the Corporation, and Gilbert M. Roddy, Jr., a nominee Director of the Corporation, are co-trustees of these irrevocable trusts. Horace H. Irvine II retains no voting or dispositive power with respect to these shares. All voting rights under these trusts reside in Messrs. Hamilton, Coolidge and Roddy, who have the right to dispose of such shares. Messrs. Coolidge and Hamilton own 17,642 and 8,600 shares, respectively, as individuals, in addition to the shares they hold as co-trustees. Mr. Coolidge's 17,642 shares include 3,000 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days of January 4, 1999.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The directors of the Corporation are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified, or until their earlier removal or resignation. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable or unwilling to serve) FOR fixing the number of directors for the ensuing year at nine and FOR the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or, for good cause, unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     Eight of the nine nominees for director are currently directors of the Corporation and, except for Mr. Walker, were elected at the Annual Meeting of Stockholders held on March 4, 1998. Mr. Walker was elected a director by the Board of Directors on June 4, 1998. The nominees for directors and further information with respect to each nominee are set forth below.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the individuals to be elected as directors at the meeting, and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation.

NAME                                         AGE                    POSITION
----                                         ---                    --------

Horace H. Irvine II(1).....................  61    Chairman of the Board of Directors

Andrew E. Lietz............................  60    President, Chief Executive Officer and
                                                   Director

F. Gordon Bitter...........................  55    Senior Vice President, Chief Financial
                                                   Officer and Treasurer

John D. Caruso, Jr.........................  50    Senior Vice President

Timothy P. Losik...........................  40    Senior Vice President

Christopher T. Mastrogiacomo...............  40    Senior Vice President

Frederick G. McNamee, III..................  41    Senior Vice President

Michael K. Sheehy..........................  51    Senior Vice President

James C. Hamilton..........................  61    Clerk

Oliver O. Ward(2)..........................  63    Director

Patrick Sweeney............................  63    Director

John F. Smith(1)(2)(3).....................  63    Director

John E. Pomeroy(3).........................  57    Director

James C. Taylor(2)(3)......................  60    Director

Mauro J. Walker............................  63    Director

Gilbert M. Roddy, Jr.......................  42    Nominee Director

---------------
(1) Member of Nominating Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

CURRENT DIRECTORS TO BE ELECTED AT THE MEETING

HORACE H. IRVINE II

     Mr. Horace H. Irvine II, founder of the Corporation, has been its Chairman of the Board since the Corporation was organized in 1966, and its Chief Executive Officer from that date until 1986. He is Chairman of the Executive and Long-Term Planning and Strategy Committees of the Board of Directors. He was President of the Corporation between 1966 and 1980 and Treasurer of the Corporation between 1966 and 1984.

ANDREW E. LIETZ

     Mr. Lietz has been President and Chief Executive Officer of the Corporation since October 1995, Chief Operating Officer and Vice President of the Corporation from July 1991 to October 1995, and a director of the Corporation since February 1993. Mr. Lietz serves as a director of EnergyNorth, Inc., a natural gas and propane distribution company and Wyman-Gordon Company, an aerospace, aviation and power generation parts manufacturing company.

OLIVER O. WARD

     Mr. Ward has been a director of the Corporation since 1987. He is Chairman of the Audit and Finance Committees of the Board of Directors. He was a founder and has served as chairman of the board, chief executive officer and president of Germanium Power Devices Corp., a manufacturer and marketer of germanium semiconductors, since 1973.

PATRICK SWEENEY

     Mr. Sweeney has been a director of the Corporation since 1991, and was President and Chief Executive Officer of the Corporation from July 1991 until October 1995. He was Chief Operating Officer of the Corporation from July 1990 to July 1991. He is currently a private business consultant.

JOHN F. SMITH

     Mr. Smith has been a director of the Corporation since 1995. He is Chairman of the Nominating Committee of the Board of Directors. He has been the president of MYCOS International, Inc., a property development corporation, since April 1993 and was president of PerSeptive Biosystems, Inc., a biotechnology company, from July 1996 to January 1998 and currently serves as a consultant. In April 1993, Mr. Smith retired as Senior Vice President and Chief Operating Officer of Digital Equipment Corporation, a computer company, in which capacities he had served since 1991. He began his career at Digital Equipment Corporation in 1958 and served in various other senior management positions from 1976 to 1991. Mr. Smith is also a director of Ansys Corporation, a software company, Instron Corporation, an advanced material evaluation instrumentation and software supply company, and Texas Micro, Inc. (formerly Sequoia Systems, Inc.), a computer manufacturer.

JOHN E. POMEROY

     Mr. Pomeroy has been a director of the Corporation since September 1996. He has been president and chief executive officer of Dover Technologies, a group of manufacturing companies and a subsidiary of Dover Corporation, since 1987 and was named a director in 1998. Mr. Pomeroy is a director of Adept Technologies, Inc., a robotics manufacturing company.

JAMES C. TAYLOR

     Mr. Taylor has been a director of the Corporation since December 1996. He is Chairman of the Compensation Committee of the Board of Directors. He has been an advisory director at Downer and Company, an investment banking firm, since 1995. He was a managing director of Burns Fry Limited, an investment banking firm, from 1988 to 1994.

MAURO J. WALKER

     Mr. Walker has been a director of the Corporation since June 1998. Mr. Walker is the former Senior Vice President and Director of Manufacturing for Motorola Corporation, a position he held from 1989 to 1997. Mr. Walker served as a past chair of the Motorola Corporate Advanced Manufacturing Technology Council and served as a member of Motorola's Science Advisory Board. Mr. Walker is an ex-officio member and past Industry Chairman of the National Electronics Manufacturing Initiative, an electronics manufacturing industry organization.

NOMINEE DIRECTOR TO BE ELECTED AT THE MEETING

GILBERT M. RODDY, JR.

     Mr. Roddy has been a private trustee of Loring, Wolcott & Coolidge, a fiduciary services provider, since 1985. Prior to that, Mr. Roddy was a senior financial analyst, treasury, at Standard Oil Company from 1983 to 1985.

RETIRING DIRECTOR

LAWRENCE COOLIDGE

     Mr. Coolidge, who has served as a director of the Corporation since 1995, is retiring from service on the Board of Directors and has decided not to stand for re-election. The Board of Directors has selected Mr. Roddy as a nominee for director of the Corporation to fill the vacancy created by Mr. Coolidge's retirement.

EXECUTIVE OFFICERS

     Mr. Bitter joined the Corporation in November 1998 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Corporation, he was the Chief Executive Officer and a director from November 1997 to August 1998, and the Chief Financial Officer from September 1997 to November 1997, of Molten Metal Technology, Inc., an environmental technology company that filed for Chapter 11 bankruptcy in December 1997. From May 1996 to February 1997, he served as Vice President Finance and Chief Financial Officer of Augat, Inc., a company that designs electronic components. From September 1995 to March 1996, Mr. Bitter served as Vice President Finance and Administration and Chief Financial Officer of Harman International Industries, a company that designs and manufactures high-fidelity audio products. From October 1994 to April 1995, Mr. Bitter served as Senior Vice President of Finance and Accounting for Chicago and North Western Transportation Company, a railroad holding company. From 1988 to 1993, Mr. Bitter served in various capacities at The Perkin-Elmer Corporation, a manufacturer of analytical instrumentation and life science systems, including most recently as Senior Vice President and President of Metco Division.

     Mr. Caruso joined the Corporation in September 1997 as a Senior Vice President in charge of Eastern Operations. In June 1998, Mr. Caruso was appointed Senior Vice President in charge of Corporate Services and Chief Information Officer. Prior to joining Hadco, Mr. Caruso was the Managing Director of Worldwide Manufacturing at Cabletron Systems, a computer company, from 1990 to September 1997.

     Mr. Losik joined the Corporation in 1986 and has been Senior Vice President in charge of Eastern Operations since June 1998, and a Senior Vice President since September 1997. He was a Vice President from March 1994 to September 1997, Chief Financial Officer and Treasurer of the Corporation from March 1994 to November 1998, Controller of the Corporation from June 1992 to March 1994 and a Corporate Accounting Manager from March 1988 to June 1992. Mr. Losik is a certified public accountant. From 1979 to 1986, Mr. Losik held various positions, including partner, in public accounting firms.

     Mr. Mastrogiacomo joined the Corporation in March 1988 and has been the Senior Vice President in charge of the Santa Clara volume operations as well as all North American value added manufacturing operations (backplane and system assembly) since September 1997. He was a Vice President from January 1997 to September 1997, and the Business Unit Manager in charge of the Derry volume printed circuit business unit from January 1994 to January 1997. From March 1988 to January 1994, Mr. Mastrogiacomo was Manufacturing Manager at the Corporation's Owego, New York facility.

     Mr. McNamee joined the Corporation in March 1998 as Senior Vice President in charge of the operations of Hadco Phoenix, Inc. and assumed responsibility for the operation of Hadco Corporation (Malaysia) SDN.BHD. in January 1999. Prior to joining the Corporation, Mr. McNamee was President and Chief Executive Officer of Continental Circuits Corp. ("Continental") from September 1994 to March 1998 and Chairman of the Board from November 1994 to March 1998. Prior to joining Continental, Mr. McNamee worked for 15 years at IBM in a variety of printed circuits manufacturing positions, including as manager of a printed circuits facility from November 1992 to September 1994.

     Mr. Sheehy joined the Corporation in 1994 and has been the Senior Vice President of worldwide sales and marketing since September 1997. He was the Vice President in charge of the value added manufacturing business unit (backplane and system assembly) from March 1995 to September 1997. Prior to joining the Corporation, Mr. Sheehy was the Vice President of Logistic Operations and then Operations at Kendall Square Research Corp. from January 1991 to November 1994. Prior to that, Mr. Sheehy held various management positions at Wang Computer from 1981 to 1991.

     Mr. Hamilton has been the Clerk of the Corporation since 1966. He is a partner in the law firm of Hamilton & Dahmen, LLP, general counsel to the Corporation.

     Executive officers are elected to serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Corporation.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of January 4, 1999 with respect to the beneficial ownership of shares of the Corporation's Common Stock by (i) each director or nominee for director of the Corporation, (ii) each executive officer named in the Summary Compensation Table set forth below under the heading "Executive Compensation" and (iii) by all directors, nominees for director and executive officers of the Corporation as a group.

                                                               AMOUNT AND
                                                               NATURE OF        PERCENT
                                                               BENEFICIAL         OF
         BENEFICIAL OWNER                                     OWNERSHIP(1)       CLASS
         ----------------                                     ------------      -------
Horace H. Irvine II.........................................     758,012(2)       5.6%
Andrew E. Lietz.............................................     176,485(3)       1.3%
Timothy P. Losik............................................      47,381(4)         *
Christopher T. Mastrogiacomo................................      23,339(5)         *
Frederick G. McNamee, III...................................      40,715            *
Robert E. Snyder............................................       1,800(6)         *
Oliver O. Ward..............................................       6,642(7)         *
Patrick Sweeney.............................................      33,642(8)         *
Lawrence Coolidge...........................................      59,397(2)         *
John F. Smith...............................................      22,142(9)         *
John E. Pomeroy.............................................      12,642(10)        *
James C. Taylor.............................................      14,642(11)        *
Mauro J. Walker.............................................       3,584(12)        *
Gilbert M. Roddy, Jr........................................      41,755(2)         *
All directors, director nominees and executive officers as a
  group (17 persons)........................................   1,273,742(13)      9.3%

---------------
   * Less than one percent.

 (1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

 (2) See footnote (5) to the table under "Principal Holders of Voting
     Securities."

 (3) Includes 97,500 shares issuable upon the exercise of stock options granted to Mr. Lietz that are currently exercisable or will become exercisable within 60 days after January 4, 1999. Of the 176,485 shares listed in the table above, 68,646 shares are held by a trust of which Mr. Lietz is the sole trustee and sole beneficiary, and 7,500 are held by a trust of which Mr. Lietz's wife is the sole trustee and beneficiary. Mr. Lietz disclaims beneficial ownership of such 7,500 shares.

 (4) Includes 37,550 shares issuable upon the exercise of stock options granted to Mr. Losik that are currently exercisable or will become exercisable within 60 days after January 4, 1999. Of the 47,381 shares listed in the table above, 8,200 shares are held jointly with Mr. Losik's spouse.

 (5) Includes 20,350 shares issuable upon the exercise of stock options granted to Mr. Mastrogiacomo that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

 (6) Consists of 1,800 shares issuable upon the exercise of stock options granted to Mr. Snyder that are currently exercisable or will become exercisable within 60 day after January 4, 1999.

 (7) Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. Ward that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

 (8) Includes 6,000 shares issuabe upon the exercise of stock options granted to Mr. Sweeney that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

 (9) Includes 3,000 shares issuable upon the exercise of stock options granted to Mr. Smith that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

(10) Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Pomeroy that are currently exercisable or will become exercisable within 60 days after January 4, 1999 and 642 shares Mr. Pomeroy is entitled to receive as deferred compensation upon his termination as a Director of the Corporation.

(11) Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Taylor that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

(12) Includes 3,000 shares issuable upon the exercise of stock options granted to Mr. Walker that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

(13) Includes 41,755 shares held by Lawrence Coolidge, James C. Hamilton, and Gilbert M. Roddy, Jr., as co-trustees and 79,355 shares held by Horace H. Irvine II as trustee, 8,600 shares held by James C. Hamilton, individually, 14,642 shares held by Mr. Coolidge, individually, and 3,000 shares issuable upon the exercise of stock options granted to Mr. Coolidge that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (5) to the table under "Principal Holders of Voting Securities." Includes 97,500 shares issuable upon the exercise of stock options granted to Mr. Lietz, that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (3) above. Includes 37,550 shares issuable upon the exercise of stock options granted to Mr. Losik that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (4) above. Includes 20,350 shares issuable upon the exercise of stock options granted to Mr. Mastrogiacomo that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (5) above. Includes 1,800 shares issuable upon the exercise of stock options granted to Mr. Snyder that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (6) above. Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. Ward that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (7) above. Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. Sweeney that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (8) above. Includes 3,000 shares issuable upon the exercise of stock options granted to Mr. Smith that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (9) above. Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Pomeroy that are currently exercisable or will become exercisable within 60 days after January 4, 1999 and 642 shares Mr. Pomeroy is entitled to receive as deferred compensation upon his termination as a Director of the Corporation. See footnote (10) above. Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Taylor that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (11) above. Includes 3,000 shares issuable upon the exercise of stock options granted to Mr. Walker that are currently exercisable or will become exercisable within 60 days after January 4, 1999. See footnote (12) above. Includes 2,250 shares issuable upon the exercise of stock options granted to Mr. Caruso that are currently exercisable or will become exercisable within 60 days after January 4, 1999. Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Sheehy that are currently exercisable or will become exercisable within 60 days after January 4, 1999.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Corporation held eight meetings during the fiscal year ended October 31, 1998. At the meeting of the Board of Directors on March 4, 1998, the Compensation Committee was named the successor to the Joint Stock Option and Compensation Committee. Prior to March 4, 1998, the Joint Stock Option and Compensation Committee consisted of Messrs. Taylor (Chairman), Ward,
J. Stanley Hill and Pomeroy and held five meetings during fiscal 1998. The Compensation Committee (the "Compensation Committee") of which Messrs. Taylor (Chairman), Smith and Pomeroy are members, determines the compensation of the Corporation's senior management, and administers and makes recommendations and awards concerning the Corporation's stock option plans, responsibilities formerly undertaken by the Joint Stock Option and Compensation Committee. After March 4, 1998, the Compensation Committee held five meetings in fiscal 1998. The Audit Committee, of which Messrs. Ward (Chairman), Smith and Taylor are members, oversees financial results and internal controls of the Corporation, including matters relating to the appointment and activities of the Corporation's independent auditors, and met twice during fiscal 1998. Prior to March 4, 1998, the Audit Committee consisted of Messrs. Hill (Chairman), Ward and Smith. The Long-Term Planning and Strategy Committee, of which Messrs. Irvine (Chairman), Ward, Coolidge, Sweeney, Lietz and Walker are members, reviews and makes recommendations concerning long-term planning and strategy matters relating to the Corporation. Mr. Walker joined the Long-Term Planning and Strategy Committee on June 4, 1998. The Long-Term Planning and Strategy Committee met two times during fiscal 1998. Prior to March 4, 1998, the Long-Term Planning and Strategy Committee consisted of Messrs. Smith (Chairman), Coolidge, Lietz, Pomeroy, Irvine, Taylor and Sweeney. The Executive Committee, of which Messrs. Irvine (Chairman), Ward, Coolidge, Sweeney and Lietz are members, can act in place of the full Board of Directors to the extent permitted by law. The Executive Committee held one meeting during fiscal 1998. Prior to March 4, 1998 the Executive Committee consisted of Messrs. Ward (Chairman), Irvine, Sweeney and Lietz. The Finance Committee, of which Messrs. Ward (Chairman), Coolidge, Smith and Taylor are members, makes recommendations concerning general financial policy and held twelve meetings during fiscal 1998. Mr. Coolidge joined the Finance Committee on June 4, 1998. Prior to March 4, 1998, the Finance Committee consisted of Messrs. Ward (Chairman), Irvine, Lietz, Coolidge and Taylor. On November 6, 1997, the Board appointed a Subcommittee of the Finance Committee, of which Messrs. Taylor (Chairman), Coolidge and Ward were members, which conducted various work of the Finance Committee. The Subcommittee of the Finance Committee held six meetings during fiscal 1998. The Nominating Committee, of which Messrs. Smith (Chairman), Irvine and Coolidge are members, recommends to the Board nominations for the Board of Directors. The Nominating Committee will consider highly qualified candidates proposed in writing by stockholders. Stockholders who wish to propose a nomination should submit the person's name and background information to the Clerk of the Corporation. The Nominating Committee held two meetings during fiscal 1998. Prior to March 4, 1998 the Nominating Committee consisted of Messrs. Irvine (Chairman), Coolidge and Lietz. The current membership of the Committees was most recently determined by the Board of Directors on March 4, 1998, except where noted. During fiscal 1998, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all Committees of the Board on which he served (during the period that he served).

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table shows compensation information with respect to services rendered to the Corporation in all capacities during the fiscal years ended October 31, 1998, October 25, 1997 and October 26, 1996, for (i) the individual who served as the Chief Executive Officer for the fiscal year ended October 31, 1998, and (ii) each of the four other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in the fiscal year ended October 31, 1998 (collectively with the Chief Executive Officer, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                   COMPENSATION(2)
                                                                   ---------------
                                                 ANNUAL                AWARDS
                                             COMPENSATION(1)         SECURITIES
                                          ---------------------      UNDERLYING       ALL OTHER
NAME AND                                   SALARY       BONUS       OPTIONS/SARS     COMPENSATION
PRINCIPAL POSITION                YEAR      ($)         ($)(3)           (#)            ($)(4)
------------------                ----     ------       ------      ------------     ------------
Andrew E. Lietz.................  1998    $385,494     $184,800        50,000          $  4,356
  Chief Executive Officer,        1997     301,647      279,503        40,000             5,581
  President and Director          1996     200,000      220,674            --             7,393

Timothy P. Losik(5).............  1998    $185,237     $ 76,960        14,500          $  3,056
  Senior Vice President           1997     159,673      158,008         4,000             5,133
                                  1996     107,173      151,443        10,000             6,032

Christopher T. Mastrogiacomo....  1998    $180,231     $ 69,120        14,000          $174,846(6)
  Senior Vice President           1997     170,775      153,737         8,000           153,638(7)
                                  1996     110,000      140,625        15,000             5,739

Frederick G. McNamee, III.......  1998    $223,269(8)  $ 54,144        40,000          $  3,588
  Senior Vice President

Robert E. Snyder(9).............  1998    $254,094     $ 25,000         9,000          $  3,106
  Senior Vice President           1997     222,396           --         6,000             4,281

---------------
(1) Excludes perquisites and other personal benefits for fiscal 1998, 1997 and 1996, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

(2) The Corporation did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during fiscal 1998, 1997 or 1996.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year. Deferred cash and stock portions are subject to forfeiture if a Named Officer's employment is terminated, other than by death or disability by the Corporation for cause or by the Named Officer without the Corporation's consent. The following deferred portions of such bonus were earned in fiscal 1998 in shares of restricted stock: Mr. Lietz, $73,920 in 2,439 shares; Mr. Losik, $30,784 in 1,016 shares; Mr. Mastrogiacomo, $27,648 in 912 shares; and Mr. McNamee, $21,658 in 716 shares.

(4) Includes the following matching 401(k) contributions to the Hadco Corporation Retirement Plan (the "Retirement Plan") in fiscal 1998, 1997 and 1996, respectively: Mr. Lietz, $4,356, $1,387 and $1,375; Mr. Losik, $3,056,
    $939 and $1,144; Mr. Mastrogiacomo, $3,015, $1,052 and $1,054; Mr. McNamee,
    in 1998, $3,588; and Mr. Snyder, in 1998 and 1997, respectively, $3,106 and $288. For fiscal 1998, the Corporation accrued, and in December 1998 made, a contribution of $1,040,000 to the Retirement Plan, which has not yet been allocated among the participants in the Retirement Plan. Consequently, the total amount of contributions by the Corporation in fiscal 1998 to the Retirement Plan for the Named Officers cannot be set forth. Also reflects the following contributions to the Retirement Plan for fiscal 1997 and 1996, respectively (with the 1997 contributions not having been previously allocated in time to be included in the fiscal 1997 proxy statement): Mr. Lietz, $4,194 and $6,018; Mr. Losik, $4,194 and $4,888; Mr. Mastrogiacomo $4,194 and $4,685; and Mr. Snyder, $4,194 in 1997.

(5) Mr. Losik served as Chief Financial Officer, Senior Vice President and Treasurer up until October 31, 1998. Effective November 1, 1998, F. Gordon Bitter was named Chief Financial Officer, Senior Vice President and Treasurer.

(6) Includes a payment to Mr. Mastrogiacomo in fiscal 1998 of $169,624 in tax adjusted relocation expenses and housing allowance and $2,207 related to estate planning fees. Of the $169,624 paid to Mr. Mastrogiacomo, $144,032 represents payment of expense incurred and $25,592 represents payment of taxes accrued.

(7) Includes a payment to Mr. Mastrogiacomo in fiscal 1997 of $148,392 in tax adjusted relocation expenses, of which $126,611 represents payment of expenses incurred and $21,781 represents payment of taxes accrued.

(8) Mr. McNamee joined the Corporation in March 1998 as a Senior Vice President. Mr. McNamee's salary of $223,269 for fiscal 1998 consists of $78,654 paid by Continental Circuits Corp. prior to the March 1998 acquisition of Continental Circuits Corp. by the Corporation and $144,615 paid by the Corporation since March 1998.

(9) Mr. Snyder joined the Corporation in January 1997 as a Senior Vice President. As of January 4, 1999, Mr. Snyder was no longer an executive officer of the Corporation.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options to the Named Officers during the fiscal year ended October 31, 1998. The Corporation did not grant any stock appreciation rights in fiscal 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                                ------------------------------------------------------------       ANNUAL RATES OF
                                  NUMBER OF     PERCENT OF TOTAL                                     STOCK PRICE
                                 SECURITIES       OPTIONS/SARS                                    APPRECIATION FOR
                                 UNDERLYING        GRANTED TO       EXERCISE OR                    OPTION TERM(2)
                                OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION   -----------------------
             NAME               GRANTED(#)(1)    FISCAL YEAR(%)      ($/SH)(1)       DATE        5%($)        10%($)
             ----               -------------   -----------------   -----------   ----------     -----        ------
Andrew E. Lietz...............     50,000             9.38%           $36.56         4/8/08    $1,149,619   $2,913,361
Timothy P. Losik..............      8,000             1.50%           $63.50       11/24/07       319,478      809,621
                                    6,500             1.22%           $36.56         4/8/08       149,451      378,737

Christopher T.
  Mastrogiacomo...............      8,000             1.50%           $63.50       11/24/07       319,478      809,621
                                    6,000             1.13%           $36.56         4/8/08       137,954      349,603

Frederick G. McNamee, III.....     40,000             7.51%           $37.00        3/20/08       930,764    2,358,739

Robert E. Snyder..............      6,000             1.13%           $63.50       11/24/07       239,609      607,216
                                    3,000             0.56%           $36.56         4/8/08        68,977      174,802

---------------
(1) These options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. These options have a term of ten years from date of grant. Options granted prior to April 7, 1998 become exercisable as to 15% of the shares on each of the first six anniversaries of the date of grant and as to 10% of the shares on the seventh anniversary of the date of grant. Options granted after April 7, 1998 become exercisable as to 50% of the shares on the second anniversary of the date of grant, 25% of the shares on the third anniversary of the date of grant, and the final 25% of the shares on the fourth anniversary of the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation on the Corporation's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Corporation's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Corporation's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to options to purchase the Corporation's Common Stock granted to the Named Officers under the Corporation's stock option plans, including: (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended October 31, 1998;
(ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at October 31, 1998; and (iv) the value of such unexercised in-the-money options at October 31, 1998:

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED            IN-THE-MONEY
                                    SHARES                         OPTIONS/SARS AT FY-END       OPTIONS/SARS AT FY-END
                                   ACQUIRED                         OCTOBER 31, 1998(#)         OCTOBER 31, 1998($)(2)
                                      ON            VALUE        --------------------------   --------------------------
              NAME                EXERCISE(#)   REALIZED($)(1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
              ----                -----------   --------------   -------------------------    -------------------------
Andrew E. Lietz.................    13,500         $209,231            73,500/133,000           $1,539,615/$1,120,410
Timothy P. Losik................     2,000           32,020            27,900/ 44,250              568,506/   445,046
Christopher T. Mastrogiacomo....     1,450           50,764            12,550/ 41,500              165,195/   234,825
Frederick G. McNamee, III.......        --               --                 0/ 40,000                   --/--
Robert E. Snyder................        --               --               900/ 14,100                   --/--

---------------

(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not necessarily reflect amounts received by the Named Officers.

(2) Value is based on the difference between the option exercise price and the fair market value of the Corporation's Common Stock on October 31, 1998 ($31.50 per share, the last reported sale price of the Corporation's Common Stock on the NASDAQ National Market on October 30, 1998), multiplied by the number of shares underlying the options.

EMPLOYMENT ARRANGEMENTS

     In July 1998, the Corporation entered into employment agreements with each of the Named Officers other than Mr. Mastrogiacomo. The employment agreement with Mr. Lietz, which replaced his prior employment agreement: (i) contains a one year non-competition agreement with respect to competing persons or entities with annual gross revenues in excess of $100 million and a one year non-solicitation provision with respect to customers or suppliers if such solicitation is for, or results in, competition with the Corporation or its Affiliates (if the Corporation terminates Mr. Lietz without cause, or if his employment is terminated by him for Good Reason or by the Corporation within six months prior to or within 24 months after a Change of Control, the non-competition and non-solicitation periods extend for such longer period during which Mr. Lietz receives severance compensation); (ii) contains a one year non-solicitation provision with respect to employees; (iii) provides for the payment of the following benefits, for a period of one year plus one month for each year of service to the Corporation for a maximum of 24 months, if Mr. Lietz's employment is terminated without cause: base salary; health, life and disability insurance; certain tax and financial planning assistance and outplacement services; prompt payment after his termination of a pro-rated bonus based on his target level and all deferred compensation owed to him at the time of the termination; (iv) provides for the payment of the above identified benefits, plus incentive compensation at his target level, for a period of three years (outplacement assistance is for only one year), if Mr. Lietz's employment is terminated by the Corporation within six months prior to or within 24 months after a Change of Control or if Mr. Lietz terminates his employment for Good Reason within 24 months after a Change of Control. Upon a Change of Control, the Corporation has agreed to set up a Rabbi Trust prior to the consummation of the Change of Control and fund it with an amount equal to all amounts which may become due as a result of the Change of Control. The employment agreements with the other Named Officers are substantially similar to that of Mr. Lietz except that (i) a termination by the Corporation within six months prior to or within 24 months after a Change of Control or a termination for Good Reason within 24 months after a Change of Control is treated as if the employment was terminated by the Corporation without cause and (ii) such Named Officer is not entitled to receive future incentive compensation benefits in the event his employment is terminated by the Corporation within six months prior to or within 24 months after a Change of Control.

     Options held by the Named Officers pursuant to the Corporation's Non-Qualified Stock Option Plan of November 29, 1995 and Non-Qualified Stock Option Plan of September 7, 1990, each as amended, accelerate in full immediately prior to the consummation of an Acquisition (as defined therein) of the Corporation, provided, however, that if such options are not thereupon exercised in full immediately prior to the consummation of any such Acquisition, they terminate.

     Two of Mr. Lietz's options (for 40,000 and 50,000 shares, respectively) pursuant to the Non-Qualified Stock Option Plan of November 29, 1995 were amended to provide that if Mr. Lietz's employment terminates by reason of his retirement after age 61, such options will, rather than terminating after 90 days, continue to vest and become exercisable on the same schedule as, and shall expire on the same dates as, is provided in the Option Agreements had his employment with the Corporation not so terminated.

     Mr. McNamee entered into a two year employment agreement with the Corporation commencing March 1998 with a base salary of $235,000 per year. In connection therewith, Mr. McNamee (i) was granted a non-qualified option to purchase 40,000 shares of the Corporation's Common Stock at the fair market value on the day of grant and (ii) purchased directly from the Corporation, pursuant to a Stock Purchase Agreement 40,000 shares of Common Stock at the then fair market value. Such employment agreement provides that if Mr. McNamee's employment with the Corporation is either terminated without "cause" or is terminated by him for Good Reason (each as defined therein) during the term of the agreement, Mr. McNamee is entitled to receive his full base salary for the remainder of the term of the agreement. The agreement also contains a one year non-solicitation clause.

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock for the five fiscal years ended October 31, 1998, with the cumulative total return for the NASDAQ Market Index and an SIC Index that includes organizations in the Corporation's Standard Industrial Classification (SIC) Code 3672 -- Printed Circuit Design (the "Peer Group"), currently consisting of 32 organizations. The comparison assumes $100 was invested on October 29, 1993 in the Corporation's Common Stock and in the foregoing NASDAQ Market Index and Peer Group and assumes reinvestment of dividends, if any.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                     HADCO CORPORATION, NASDAQ MARKET INDEX
                              AND PEER GROUP(1)(2)

                           [HADCO PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------
                         OCT. 1993    OCT. 1994    OCT. 1995    OCT. 1996    OCT. 1997    OCT. 1998
---------------------------------------------------------------------------------------------------
CORPORATION                100.00       108.20       344.26       398.36       713.11       413.11

PEER GROUP INDEX           100.00        81.34       133.78       158.32       261.80       279.85

NASDAQ MARKET INDEX        100.00       106.32       126.11       148.10       194.09       219.46
---------------------------------------------------------------------------------------------------

---------------

(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether such filing was made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     At a Board of Directors meeting on March 4, 1998, the Board of Directors named the Compensation Committee the successor to the Joint Stock Option and Compensation Committee (the "Joint Committee"). Actions taken by the Joint Committee prior to March 4, 1998 are herein referenced separately. The Compensation Committee is comprised of three outside directors and like its predecessor, the Joint Committee, determines salary and bonuses of the Corporation's executive officers and administers and makes recommendations and awards under the Corporation's stock option plans.

     The Corporation's executive compensation policies are designed to provide levels of compensation that assist the Corporation in attracting, motivating and retaining qualified executives by providing a competitive compensation package based on corporate and individual performance. The Corporation's executive compensation program for fiscal 1998 consisted of the following elements: (1) base salary, (2) incentive compensation in the form of annual cash and restricted stock bonuses, and (3) long-term incentive compensation in the form of non-qualified stock options. Elements (1), (2) and (3) are administered by the Compensation Committee.

     In fiscal 1998, the Joint Committee hired an executive compensation consultant (the "Consultant") to review levels of executive compensation, including salary, incentive compensation and stock options for the Chief Executive Officer and the other executive officers and senior management of the Corporation and to provide recommendations to the Joint Committee regarding guidelines for future compensation for such individuals.

     The base salaries of the Corporation's executive officers, including the Chief Executive Officer, are periodically compared by the Compensation Committee with survey data of the base salaries of executives in comparable industries. In fiscal 1998, the Compensation Committee reviewed the base salaries of the Corporation's executive officers in light of survey data compiled by the Consultant. The companies (the "Peer Group") used for this comparison of base salaries were a different and slightly smaller group than the companies in the peer group used for comparison in the Corporation's Stock Performance Graph. The Compensation Committee felt that using this different Peer Group, consisting of electronics and technology companies (not just printed circuit companies), for this comparison was appropriate because it believed the responsibilities of the Corporation's executive officers to be more comparable to those of this Peer Group of similarly situated (based primarily on revenue) companies in the electronics industry than to just those of printed circuit companies.

     In April 1998, the Compensation Committee determined not to increase the base cash salaries of the Chief Executive Officer and the other executive officers due to overall conditions in the industry and the Company's level of performance. The Compensation Committee did, however, decide that over the next several years efforts would be made to bring executive salaries into line with those of the Peer Group based on certain incentive targets. The Compensation Committee acknowledged that future increases would be necessary and appropriate for the Corporation to maintain competitiveness with the compensation offered by the above Peer Group. In determining final overall compensation levels for the Corporation's executive officers for fiscal 1998, the Compensation Committee felt that any increases in compensation should be tied to incentive considerations.

     In June 1998, the Compensation Committee adopted the Executive Incentive Compensation Deferred Bonus Plan, as Amended and Restated July 1, 1998 (the "Bonus Plan"), to provide incentives to key executives, including the Chief Executive Officer, of the Corporation. Fiscal 1998 bonuses under the Bonus Plan for executives, except the Chief Executive Officer, were determined by the Compensation Committee based on a targeted percentage of each executive's base cash salary at fiscal 1998 year-end adjusted by both (i) a median average Return on Invested Capital for the Peer Group and (ii) a percentage factor determined by the Compensation Committee and based on the Chief Executive Officer's evaluation of the executive's individual performance. Such bonuses were then adjusted downward by the Compensation Committee to reflect the lower earnings per share attained by the Corporation in fiscal 1998. The fiscal 1998 bonus under the Bonus Plan for the Chief Executive Officer was also based on a targeted percentage of his base cash salary at fiscal year-end 1998 adjusted by both (i) a median average Return on Invested Capital for the Peer Group and (ii) a percentage factor determined by the Compensation Committee based on its evaluation of the Chief Executive Officer's individual performance and a review of the overall performance of the Corporation. The Chief Executive Officer's bonus was also adjusted downward by the Compensation Committee to reflect the lower earnings per share attained by the Corporation in fiscal 1998.

     Under the Bonus Plan, for fiscal 1998, individuals received 60% of the bonus in cash and the remaining 40% in shares of restricted stock of the Corporation. Such restricted stock is subject to forfeiture if an individual's employment is terminated, other than by death or disability, by the Corporation for cause or by the individual without the Corporation's consent. The restricted stock portion of bonuses was implemented with bonuses determined during November 1998 for fiscal 1998.

     The Compensation Committee determined that the Corporation was to utilize stock options as both a reward and incentive for executive performance and to align management interests with shareholder interests. In determining the stock option portion of the executive officers' (except the Chief Executive Officer's) compensation (i.e., number of stock options granted to each individual executive officer), the Compensation Committee determined that long-term incentive targets would be based on the median percent of salary in the Peer Group and recommendations of the Chief Executive Officer. In lieu of raising executive officers' base cash salaries in fiscal 1998 to be in line with those in the Peer Group, the Compensation Committee made special stock option grants in April 1998 to the executive officers of the Corporation, including the Chief Executive Officer. Such grants were in addition to the fiscal year-end stock option grants determined by the Compensation Committee as described above. In addition, in determining levels of awards of stock options to executive officers, the Compensation Committee also took into account the number of options already outstanding or previously granted to each executive officer, the exercise price of the options in light of current market value per share as a reflection of current value, and the time outstanding before expiration of the respective options.

     In determining the stock option portion of the Chief Executive Officer's compensation for fiscal 1998, the Compensation Committee took into account long-term incentive targets based on the median percent of salary in the Peer Group, general corporate performance and the personal performance of the Chief Executive Officer. In making its determination as to stock option grant levels for the Chief Executive Officer, the Compensation Committee also took into consideration the following factors which are considered in establishing such levels for the other executive officers: the number of options already outstanding or previously granted to the Chief Executive Officer, the exercise price of the options in light of current market value per share as a reflection of current value, and the time outstanding before expiration of the options.

     Pursuant to sec.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation may deduct in a fiscal year no more than $1,000,000 of compensation for covered executive officers other than compensation that is "performance based" within the meaning of sec.162(m) of the Code. The Compensation Committee does not currently anticipate the need to address this issue for cash compensation because the current cash compensation of the Corporation's executive officers subject to the deduction limitation rules of sec.162(m) of the Code does not currently approach and is not expected to approach $1,000,000 soon. Option grants pursuant to the Non-Qualified Stock Option Plan of November 29, 1995 and the 1998 Stock Plan are intended to qualify as "performance-based" compensation, and such Plans are the only equity-related plans of the Corporation that the Board of Directors currently believes appropriate to bring into compliance with sec.162(m) of the Code.

        Respectfully submitted by the         Respectfully submitted by the
        Compensation Committee:               former Joint Stock Option and
                                              Compensation Committee:

        James C. Taylor, Chairman             James C. Taylor, Chairman
        John E. Pomeroy                       Oliver O. Ward
        John F. Smith                         J. Stanley Hill
                                              John E. Pomeroy

COMPENSATION OF DIRECTORS

     During fiscal 1998, each Non-Employee Director was entitled to receive an annual fee of $20,000 payable in shares of Restricted Stock of the Corporation (the "Annual Fee"). During fiscal 1998, the Corporation paid each Non-Employee Director additional fees of $750 for each meeting attended, plus $500 for each additional Committee meeting held on the same day, and each Chairman of a Committee of the Board of Directors received an additional annual fee of $2,000 (collectively, the "Additional Fees"). Any Board or Committee meeting exceeding five hours is deemed to be an additional meeting for purposes of payment of the above additional $500 fee. In December 1997, the Board of Directors adopted the Outside Directors' Compensation Plan of 1998 (the "Outside Directors' Plan") whereby a director can (i) elect to receive all or a portion of the Additional Fees in shares of Restricted Stock of the Corporation, and (ii) elect to defer all or part of the payment of the Annual Fee and the Additional Fees. The Outside Directors' Plan was effective as of March 4, 1998. Such Plan was amended in November 1998 to reduce the number of authorized shares of Common Stock subject to the Outside Directors' Plan to 12,000 shares. Pursuant to the Outside Directors' Plan, on or before the last day of the month preceding each annual meeting of stockholders, each eligible Non-Employee Director may elect to have a percentage of the Additional Fees specified by him paid in Restricted Stock instead of in cash, and may then elect deferral of payment of a specified percentage of the Annual Fee and Additional Fees. Once made, the deferral remains in effect until otherwise revoked in accordance with the terms of the Outside Directors' Plan, and shall defer payment until such director no longer serves on the Board of Directors. A deferral account shall be set up for each participating director and such account shall be credited with a Common Stock Equivalent for each share of Restricted Stock such director would have received had no deferral been elected. Except in the case of emergencies, distribution shall occur from this account when the director no longer serves on the Board of Directors, and such director shall then receive one share of Restricted Stock for each Common Stock Equivalent in his or her deferral account and cash, including interest or dividends accrued or earned as appropriate pursuant to the Outside Directors' Plan. Mr. Pomeroy is the only director who has elected to defer the payment of the shares of Restricted Stock of the Corporation constituting the Annual Fee. No director has elected to receive any portion of the Additional Fees in shares of Restricted Stock. In fiscal 1998, each Non-Employee Director (who was a director for the entire year) received an aggregate of 642 shares of Restricted Stock of the Corporation; 215 shares each on March 4,

1998 ($10,000/$46.50 per share, the fair market value of the Corporation's Common Stock on March 3, 1998) and 427 shares each on September 15, 1998 ($10,000/$23.41 per share, the fair market value of the Corporation's Common Stock on September 14, 1998). Mr. Pomeroy received Certificates of Entitlement for 215 shares and 427 shares of Restricted Stock on March 4, 1998 and September 15, 1998, respectively. Mr. Walker, who joined the Board in June 1998, received 157 shares of Restricted Stock of the Corporation representing his pro rata portion of the first half year of the Annual Fee ($5,000/$31.78, the fair market value of the Corporation's Common Stock on June 3, 1998) and 427 shares on September 15, 1998.

     In addition, under the Corporation's 1991 Non-Employee Director Stock Option Plan (the "Director Option Plan"), which was amended with approval of the stockholders at the Annual Meeting of Stockholders on February 26, 1997, each person who becomes a director for the first time and is not an employee of the Corporation is automatically granted an option to purchase 15,000 shares of Common Stock at the then current fair market value, with provision in such Director Option Plan for acceleration of vesting upon a change of control as defined therein. Each Non-Employee Director who was a member of the Board of Directors on February 26, 1997 and who then had five years of service in such capacity was automatically granted on February 26, 1997, and will be granted on each anniversary of service in such capacity thereafter, without further action by the Board of Directors, an option to purchase three thousand (3,000) shares of the Corporation's Common Stock. Each Non-Employee Director who was a member of the Corporation's Board of Directors on February 26, 1997 and who did not then have at least five years of service in such capacity but who subsequently achieves five years of service in such capacity, and each person who in the future is elected for the first time as a Non-Employee Director and subsequently achieves five years of service in such capacity, would each be automatically granted, on the date of his or her fifth anniversary of service in such capacity and on each anniversary of service in such capacity thereafter, without further action by the Board of Directors, an option to purchase three thousand (3,000) shares of the Corporation's Common Stock. The Director Option Plan requires that options granted thereunder shall expire on a date which is seven (7) years from the date of option grant. The above option to purchase 15,000 shares first becomes exercisable to the extent of one-fifth of the shares covered by the option on the date of grant; thereafter, one-fifth of the shares covered by such option will become exercisable on each anniversary of the option grant commencing with the first anniversary of the option grant. The above options to purchase three thousand (3,000) shares granted or to be granted in the future, vest in the optionee immediately upon grant.

     In August 1995, Mr. Patrick Sweeney resigned as President and Chief Executive Officer of the Corporation, effective October 28, 1995. In connection with his resignation, he entered into an agreement with the Corporation providing that he would continue to remain an employee through January 31, 1996, at his current annual salary of $200,000 per year, plus other standard fringe benefits, and would serve as a consultant to the Corporation from February 1, 1996 through January 31, 1998 at compensation of $208,160 per year. Under the agreement, from October 28, 1995 through January 31, 1998, his duties and responsibilities were those reasonably requested of him by the President, with such duties including marketing and public relations services for the Corporation, both domestically and internationally. Under the agreement, unvested stock options of Mr. Sweeney for 109,000 shares of Common Stock were canceled. In the agreement, the Corporation agreed to pay Mr. Sweeney a bonus on February 1, 1997, for services rendered to the Corporation during fiscal 1995, of the same percentage of the bonus pools that would become available for senior executives of the Corporation in respect of fiscal year 1995 that Mr. Sweeney received of senior executive bonus pools for fiscal year 1994. Although recorded in the agreement, this bonus was awarded based on performance criteria independent of the arrangements in connection with Mr. Sweeney's resignation; the agreement also provided that from February 1, 1996 through January 31, 1998, Mr. Sweeney, so long as he was not employed by another employer, would receive reasonable and necessary out-of-pocket uninsured medical (including dental and vision care) expenses incurred for treatment of himself and his spouse up to and including a maximum cumulative aggregate amount of $200,000. The agreement also contained a non-competition covenant of Mr. Sweeney running through January 31, 1998 and terminated his prior employment agreement with the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For eight months in fiscal 1998, most of the Corporation's space in Salem, New Hampshire, including office and manufacturing space, was leased from a New Hampshire limited partnership (the "Partnership") pursuant to three lease agreements, with terms ranging from five to ten years. Horace H. Irvine II has a 17% limited partnership interest in the Partnership. On June 10, 1998, the Partnership sold the properties. The leases, however, were assumed by the new owner of the properties. One of the leases is for a term of ten years and expires in May 2008. A second lease is for a term of seven years and expires in May 2005 with options to extend until May 2011. The remaining lease expires in May 2003 with options to extend until May 2008. As a result of checking by management of other relevant real estate transactions, the Corporation believes that these leases are on terms no less favorable to the Corporation than could be obtained from unaffiliated parties. For the portion of the fiscal year ended October 31, 1998 in which the Partnership owned the properties, the related rental expense was approximately $394,000. Mr. Mastrogiacomo, a Senior Vice President of the Corporation, has a loan from the Corporation in the aggregate principal amount of $100,000 (the "Loan"). The Loan is due and payable in full on December 31, 1999 and accrues interest at the annual rate of 5.68%. Interest on the Loan is paid monthly by Mr. Mastrogiacomo through payroll deductions.

     Mr. Hamilton, Clerk of the Corporation, is a partner in the law firm of Hamilton & Dahmen, LLP, which serves as general counsel to the Corporation. The Corporation paid Hamilton & Dahmen, LLP fees of $592,370 for professional services rendered in fiscal 1998.

                              PROPOSAL TO APPROVE
                       HADCO CORPORATION 1998 STOCK PLAN

     Shareholders are being asked to approve the Corporation's 1998 Stock Plan (the "1998 Plan"). The 1998 Plan provides for the grant of non-qualified stock options to employees, officers, directors, consultants and advisors of the Corporation or any present or future parent or subsidiary of the Corporation (collectively, "Related Corporations"), awards of stock of the Corporation or the opportunity to make direct purchases of stock of the Corporation. The Board of Directors believes that the approval of the 1998 Plan is in the best interests of the Corporation because of the need to provide equity participation to attract and retain quality employees, officers and directors and remain competitive in the industry. The 1998 Plan plays an important role in the Corporation's efforts to attract and retain employees, officers and directors of outstanding ability.

     The Board of Directors adopted the 1998 Plan in September 1998 subject to shareholder approval. Below is a summary description of the principal provisions of the 1998 Plan, assuming shareholder approval. The summary is not necessarily complete and is qualified in its entirety by reference to the full text of the 1998 Plan, which is attached to this Proxy Statement as Appendix A.

SUMMARY OF THE 1998 PLAN

     Purpose. The purpose of the 1998 Plan is to encourage valuable employees of the Corporation or a Related Corporation and other individuals who render services to the Corporation or a Related Corporation by providing opportunities to participate in the ownership of the Corporation and its future growth pursuant to the 1998 Plan.

     Shares Subject to the 1998 Plan. The Board of Directors has reserved a maximum of 1,000,000 shares of Common Stock for issuance under the 1998 Plan.

     Eligibility. The 1998 Plan provides for (i) the grant of non-qualified stock options ("Options"), (ii) awards of stock in the Corporation ("Awards") and (iii) grants of opportunities to make direct purchases of stock in the Corporation ("Purchases"), to employees, officers, directors, consultants and advisors of the Corporation or any Related Corporation. Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights".

     Administration. The 1998 Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of Messrs. James
C. Taylor, John E. Pomeroy and John F. Smith, three non-employee directors of the Corporation. Subject to the provisions of the 1998 Plan, the Compensation Committee has the authority to determine, among other things, the persons to whom Stock Rights shall be granted, the number of shares covered by each Stock Right, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon the exercise of Stock Rights.

     Minimum Price and Duration. The Compensation Committee determines the exercise price per share for Stock Rights under the 1998 Plan, however, such exercise price may not be less than the fair market value per share of Common Stock on the date of such grant. Stock Rights are not transferable except by will or by the laws of descent and distribution. Each Stock Right expires on the date specified by the Compensation Committee and as set forth in the agreement relating to the grant of such Stock Right, but not more than ten years from the date of grant.

     Exercisability of Options. Options granted under the 1998 Plan may either be fully exercisable at the time of the grant or may become exercisable in such installments as the Compensation Committee may specify. Options may be exercised from time to time, in whole or in part, for a minimum of one hundred (100) shares up to the total number of shares with respect to which it is then exercisable by giving written notice to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares. The Committee has the right to accelerate the date of exercise of any installment of any option and to accelerate the lapse of, or terminate, any of the restrictions on stock subject to a Stock Right.

     Acceleration. Upon any sale of all or substantially all of the assets of the Corporation, or upon certain mergers, consolidations or tender offers (each an "Acquisition"): (i) all outstanding Stock Rights become fully vested and exercisable immediately prior to the consummation of such Acquisition, but if such Stock Rights are not thereupon exercised in full, they terminate and (ii) all repurchase, forfeiture or other similar restrictions, if any, on shares subject to Stock Rights or granted pursuant to an Award shall lapse immediately prior to the consummation of such Acquisition.

     Amendment and Termination. The Board of Directors may from time to time adopt amendments, certain of which are subject to shareholder approval, and may terminate the 1998 Plan at any time (although such action shall not affect Stock Rights previously granted, provided, however, that the amendment or termination of the 1998 Plan shall not, without the consent of the recipient of the Stock Right, alter or impair such person's rights under a Stock Right previously granted). Any shares of stock subject to a Stock Right which for any reason expires or terminates unexercised or any shares of stock issued pursuant to a Stock Right which for any reason are forfeited may again be available for future grants under the 1998 Plan. No Stock Rights may be granted under the 1998 Plan after September 14, 2008.

     A total of 9,151 shares of Restricted Stock of the Corporation were awarded on November 12, 1998 as incentive compensation to members of management of the Corporation that will be subject to the terms and conditions of the 1998 Plan upon shareholder approval thereof. These shares of Restricted Stock are subject to forfeiture if any such recipient's employment is terminated, other than by death or disability, by the Corporation for cause or by such recipient without the Corporation's consent.

     Federal Income Tax Consequences. The following discussion summarizes certain U.S. federal income tax considerations for persons receiving Stock Rights under the 1998 Plan and certain tax effects on the Corporation, based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the IRS. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of this plan:

     Non-Qualified Options:

     1. The optionee generally does not recognize any taxable income upon the grant of an Option, and the Corporation is not entitled to a federal income tax deduction by reason of such grant.

     2. The optionee generally will recognize ordinary income at the time of exercise of an Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Corporation may be required to withhold income tax on this amount.

     3. When the optionee sells the shares acquired upon exercise of an Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

     4. The Corporation generally should be entitled to a federal income tax deduction when ordinary income is recognized by the optionee.

     5. An optionee may be entitled to exercise an Option by delivering shares of the Corporation's Common Stock to the Corporation in payment of the exercise price. If an optionee exercises an Option in such fashion, special rules will apply.

     6. Special rules apply if the shares acquired upon the exercise of an Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

     Awards and Purchases:

     1. Persons receiving Common Stock pursuant to an Award or Purchase generally recognize ordinary income equal to the fair market value of the shares received, reduced by the purchase price paid. The Corporation should generally be entitled to a corresponding federal income tax deduction. When such stock is sold, the seller generally will recognize capital gain or loss.

     2. Special rules apply if the stock acquired pursuant to an Award or Purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

     The affirmative vote of stockholders holding at least a majority of the voting stock of the Corporation voting in person or by proxy at the Annual Meeting of Stockholders and entitled to vote is required for the approval of the 1998 Plan.

     The Board recommends a vote FOR the approval of the 1998 Plan.

OPTION INFORMATION

     The Corporation's Restated Articles of Organization, as amended, currently authorizes the issuance of up to 50,000,000 shares of Common Stock. As of December 1, 1998, authorized shares of the Corporation were issued and outstanding or subject to outstanding options or reserved for future grants as follows:

     ISSUED AND OUTSTANDING SHARES OF COMMON STOCK.................................  13,368,497

                                                                SHARES SUBJECT      SHARES RESERVED
                                                                      TO                  FOR
                                                              OUTSTANDING OPTIONS    FUTURE GRANTS
                                                              -------------------   ---------------
     STOCK-BASED COMPENSATION PLANS:
           1998 Outside Directors' Compensation Plan........               0              8,206
           1997 Employee Stock Purchase Plan................               0            442,774
           November 29, 1995 Stock Option Plan..............         974,305             24,320
           1991 Directors' Stock Option Plan................          72,000            144,000
          *September 1990 Stock Option Plan.................         494,520                  0
          *December 1986 Stock Option Plan..................          77,110                  0
          *December 1985 Stock Option Plan..................           5,350                  0
                                                                   ---------            -------
               Totals.......................................       1,623,285            619,300
                                                                   ---------            -------

---------------
* The Board of Directors of the Corporation has voted not to issue any more options under these Plans and will not grant any more options under them in the future.

     All of the currently outstanding options granted pursuant to the above December 1985 and December 1986 Stock Option Plans will expire no later than March 2000. The outstanding options under all of the above stock-based compensation plans, as of December 1, 1998 were held as follows:

    All executive officers as a group................................................  582,200
    All current directors (who are not executive officers) as a group................   72,000
    All employees (who are not executive officers) as a group........................  969,085

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending October 30, 1999. Arthur Andersen LLP has served as the Corporation's auditors and outside accountants since 1966. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The directors recommend a vote FOR ratification of this selection. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Corporation must be received at the Corporation's principal executive offices not later than September 29, 1999. The deadline for providing timely notice to the Corporation of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Corporation is December 13, 1999. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that all notices of proposals by stockholders should be sent Certified Mail -- Return Receipt Requested to the attention of: F. Gordon Bitter, Hadco Corporation, 12A Manor Parkway, Salem, New Hampshire 03079.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

                                                                      APPENDIX A

                               HADCO CORPORATION

                                1998 STOCK PLAN

     1. PURPOSE. The purpose of the Hadco Corporation 1998 Stock Plan (the "Plan") is to encourage valuable employees of Hadco Corporation (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options ("Non-Qualified Options") which do not qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) awards of stock in the Company ("Awards"); and (c) opportunities to make direct purchases of stock in the Company ("Purchases"). Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

     2. ADMINISTRATION OF THE PLAN.

        A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) relating to compliance with Section 162(m) of the Code, by a committee appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of individuals eligible under paragraph 3 to receive Stock Rights) Options, Awards and authorizations to make Purchases shall be granted (each such individual who receives a Stock Right hereunder being referred to as a "Participant"); (ii) determine the time or times at which Options, Awards and authorizations to make Purchases shall be granted; (iii) determine the purchase price of shares subject to each Option or Purchase, which price shall not be less than the minimum price specified in paragraph 6; (iv) determine (subject to paragraph 7) the time or times when each Option or Purchase shall become exercisable and the duration of the exercise period; (v) extend the period during which outstanding Options or Purchases may be exercised or made; (vi) determine whether restrictions including, without limitation, repurchase options or forfeiture provisions are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any; and (vii) interpret the Plan and any Stock Right and prescribe, amend and rescind rules and regulations relating to the Plan. If the Committee determines to issue an Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an Incentive Stock Option. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under the Plan shall be final unless otherwise determined by the Board and shall be binding on all interested parties. The Committee may from time to time adopt and amend such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination relating to the Plan or any Stock Right granted under it.

        B. Committee Actions. The Committee may select one of its members as its chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

        C. Grant of Stock Rights to Board Members. Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

        D. Performance-Based Compensation. The Board, in its discretion, may take such action as may be necessary to ensure that Stock Rights granted under the Plan qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board's discretion, each or both of the following: (i) if the Board determines that Stock Rights granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Stock Rights to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), and (ii) Stock Rights granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Stock Rights or the disposition of Common Stock acquired pursuant to such Stock Rights, to constitute Performance-Based Compensation.

     3. ELIGIBLE EMPLOYEES AND OTHERS. Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee), consultant or advisor of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify such individual from, participation in any other grant of Stock Rights.

     4. STOCK. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $0.05 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 1,000,000, subject to adjustment as provided in paragraph 12. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or if any shares of Common Stock issued pursuant to a Stock Right shall be forfeited for any reason, the unpurchased or forfeited shares of Common Stock subject to such Stock Right shall again be available for grants of Stock Rights under the Plan.

     No Participant may be granted Stock Rights to acquire, in the aggregate, more than 500,000 shares of Common Stock, subject to adjustment as provided in paragraph 12G, under the Plan during any fiscal year of the Company. If any Stock Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or if any shares of Common Stock issued pursuant to a Stock Right shall be forfeited for any reason, the shares subject to such

Stock Right shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such Participant under the Plan.

     5. GRANTING OF STOCK RIGHTS. Stock Rights may be granted under the Plan at any time on or after September 15, 1998 and prior to September 14, 2008. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

     6.  MINIMUM PRICE.

        A. Price for Options, Awards and Purchases. The exercise price per share specified in the agreement relating to each Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan may not be less than the fair market value of the Common Stock of the Company on the date of grant.

        B. Determination of Fair Market Value. If the Company's Common Stock is actively traded in an established over-the-counter market, the fair market value of such Common Stock shall be the mean between the bid and ask prices quoted in such over-the-counter market at the close of the market on the trading day nearest preceding the date of grant. If such Common Stock is listed on any national exchange, or traded in the Nasdaq National Market, the mean between the high and low sale prices quoted on such exchange or market on the trading day nearest preceding the date of the granting of the Stock Right shall be taken as such fair market value. If the Common Stock is not publicly traded, the fair market value shall be determined from time to time by the Board of Directors.

     7. STOCK RIGHT DURATION. Subject to earlier termination as provided in any Individual Stock Right Agreement, each Stock Right shall expire on the date specified by the Committee, but no more than ten years from the date of grant.

     8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 11, each Option granted under the Plan shall be exercisable as follows:

        A. Vesting. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

        B. Full Vesting of Installments. Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

        C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for a minimum of one hundred
(100) shares up to the total number of shares with respect to which it is then exercisable.

        D. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable.

     9. TERMINATION OF STOCK RIGHTS. A Stock Right shall be subject to such termination provisions as specified in any Individual Stock Right Agreement but in no event later than the specified expiration date of the Stock Right.

     10. TRANSFERABILITY. Any Option or right to make a Purchase granted pursuant to this Plan shall not be assignable or transferable except by will or by the laws of descent and distribution. During the lifetime of the Participant, any Stock Right shall be exercisable only by the Participant to whom the Stock Right is granted; any Stock Right granted hereunder shall be null and void and without effect upon the bankruptcy of the Participant to whom the Stock Right is granted, or upon any attempted assignment or transfer, including without limitation, any purported assignment, whether voluntary or by operation of law, sale, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such Stock Right.

     11. TERMS AND CONDITIONS OF STOCK RIGHTS. Stock Rights shall be evidenced by written instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in this Plan and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Stock Rights or grant of Awards. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     12. ADJUSTMENTS. Upon the occurrence of any of the following events, a Participant's rights with respect to Stock Rights granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Individual Stock Right Agreement between the Participant and the Company.

        A. Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Stock Rights shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

        B. Consolidations or Mergers. Upon any sale of all or substantially all of the assets of the Company, or upon any merger, consolidation or tender offer in respect of which the stockholders holding all of the Company's outstanding voting securities immediately prior to the consummation thereof hold less than 50% of all of the Company's outstanding voting securities immediately after such consummation (each of the foregoing sale, merger, consolidation or tender offer hereinafter called an "Acquisition"), then: (i) the date upon which all then outstanding Stock Rights granted under this Plan become fully vested and exercisable shall be automatically accelerated to occur immediately prior to the consummation of such Acquisition; provided, however, that any such then outstanding Stock Rights which are not thereupon exercised in full immediately prior to the consummation of such Acquisition shall thereupon terminate, and
(ii) the date(s) upon which all then outstanding repurchase, forfeiture or other similar restrictions, if any, (but not any securities law restrictions which may apply to such stock or its disposition) on shares of stock subject to Stock Rights or granted pursuant to an Award shall lapse shall be automatically accelerated to occur immediately prior to the consummation of such Acquisition.

        C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising a Stock Right shall be entitled to receive for the purchase price paid upon such exercise the securities as determined under the terms of the recapitalization or reorganization he or she would have then received if he or she had exercised such Stock Right prior to such recapitalization or reorganization.

        D. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Stock Right will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

        E. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

        F. Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall receive from the Company cash in lieu of such fractional shares.

        G. Adjustments. Upon the happening of any of the events described in subparagraphs A or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan as well as the per-Participant grant limit set forth in paragraph 4 shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 12 and, subject to paragraph 2, its determination shall be conclusive and shall be binding on all interested parties.

     13. EXERCISE OF STOCK RIGHT. Subject to the terms and conditions of this Plan and any Individual Stock Right Agreement, a Stock Right granted hereunder shall be exercisable in whole or in part by giving written notice to the Company by mail or in person addressed to Treasurer, Hadco Corporation, 12A Manor Parkway, Salem, New Hampshire 03079, stating the number of shares with respect to which the Stock Right is being exercised, accompanied by payment in full for such shares, which payment may be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, or (c) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Stock Right and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the Participant's direction at the time of exercise, or
(d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. There shall be no such exercise at any one time as to fewer than one hundred (100) shares or all of the shares then purchasable by the person or persons exercising the Stock Right, if fewer than one hundred (100) shares. A copy of such notice shall be provided to Hamilton & Dahmen, LLP, 73 Tremont Street, Boston, Massachusetts 02108, or to such other counsel as the Company may hereafter designate, and to the Bank of Boston, Shareholder Services Division, Post Office Box 644, Boston, Massachusetts 02102, or to such other Stock Transfer Agent as the Company may hereafter designate. The Transfer Agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the Stock Right, shall register the Participant as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the Participant as soon as practicable after payment of the purchase price in full. The holder of a Stock Right shall not have any rights as a shareholder with respect to the shares covered by the Stock Right, except to the extent that one or more certificates for such shares shall be issued upon the due exercise of the Stock Right or the grant of an Award.

     14.  RESTRICTIONS ON ISSUANCE OF SHARES.  Notwithstanding the provisions of
Section 13 of the Plan, the Company shall have no obligation to issue or deliver any certificate or certificates upon exercise of a Stock Right or the grant of an Award or to remove restrictions from shares previously delivered under the Plan until the following applicable conditions shall be satisfied in the judgment of the Company:

          (i) the shares with respect to which the Stock Right has been exercised or the grant of an Award has been made are at the time of the issue of such shares effectively registered under applicable Federal and State securities acts as now in force or hereafter amended;

          (ii) Counsel for the Company shall have given an opinion that such shares are exempt from registration under Federal and State securities acts as now in force or hereafter amended;

          (iii) all conditions of the Stock Right have been met or removed to the satisfaction of the Company; or

          (iv) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations;

and until the Company has complied with all applicable laws and regulations, including without limitation all regulations required by any stock exchange upon which the Company's outstanding Common Stock is then listed. The Company may place appropriate legends on shares of stock subject to Stock Rights in accordance with applicable securities law rules and regulations and to evidence any restrictions placed on such stock.

     The Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to cause a registration statement or a post-effective amendment to any registration statement to be prepared at its expense solely for the purpose of covering the issue of shares in respect of which any Stock Right may be exercised or Award made.

     Any stock purchased or granted under the Plan prior to shareholder approval of the Plan, in addition to any restrictions set forth in the Individual Stock Right Agreement, may not be sold, assigned, mortgaged, transferred, pledged, hypothecated or encumbered in any way and will be held in escrow by the Company until shareholder approval for the Plan is obtained, and if such shareholder approval is not obtained by June 12, 1999, the purchase or grant of such stock, any Stock Right granted hereunder and this Plan will be automatically rescinded and the purchase price returned to purchasing Participants without interest.

     15. REPRESENTATIONS OF PARTICIPANT. The Company may require the Participant to deliver such written warranties and representations upon exercise of the Stock Right or the grant of an Award that the Company deems reasonable or necessary, including without limitation a representation that a purchase of shares under the Stock Right is made for investment and not with a view to their distribution (as that term is used in the Securities Act of 1933).

     16. MODIFICATION OF OUTSTANDING STOCK RIGHTS. The Committee or the Board of Directors may accelerate the exercisability of any outstanding Stock Right, may accelerate the lapse of, or terminate, some or all restrictions on Common Stock subject to a Stock Right, and may authorize changes to any outstanding Stock Right with the consent of the Participant (including, without limitation, to extend the term of a Stock Right upon termination of employment to a date not later than ten (10) years from the original grant date) when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of the Plan.

     17. APPROVAL OF STOCKHOLDERS. The Plan shall be subject to approval by the affirmative vote of stockholders holding at least a majority of the voting stock of the Company voting in person or by proxy at or by June 12, 1999, and the Plan shall take effect as of the date of adoption immediately upon such approval.

     18. TERM, TERMINATION AND AMENDMENT OF PLAN. The Plan shall expire at the end of the business day on September 14, 2008 (except as to Stock Rights outstanding on that date). The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in Section 12 the Board may not, without approval of the stockholders of the Company obtained in the manner stated in Section 17 (i) increase the maximum number of shares for which Stock Rights may be granted under the Plan, or (ii) extend the expiration date of the Plan. Termination or any modification or amendment of the Plan shall not, without consent of a Participant, alter or impair his or her rights under a Stock Right previously granted to him or her.

     19. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Stock Rights authorized under the Plan shall be used for general corporate purposes.

     20. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon any exercise of any Stock Right or the vesting or transfer of restricted stock or securities acquired on the exercise of a Stock Right hereunder, or the making of a distribution or other payment with respect to such stock or securities, or the purchase or award of any stock, the Company may withhold taxes in respect of amounts that constitute compensation includable in gross income. The Committee in its discretion may condition (i) the exercise or grant of a Stock Right, or
(ii) the vesting or transferability of restricted stock or securities acquired by the grant of or the exercise of a Stock Right, on the Participant's making satisfactory arrangement for such withholding. Such arrangement may include payment by the Participant in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the Participant's delivery of previously held shares of Common Stock or the withholding of shares from the shares of Common Stock otherwise deliverable upon exercise or grant of a Stock Right, with such shares in each case having an aggregate fair market value (as determined by the Board) equal to the amount of such withholding taxes. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

     21. NO RIGHT TO EMPLOYMENT OR OTHER STATUS. Nothing in the Plan nor any grant of any Stock Right shall be deemed or construed to give any Participant the right to be retained in employment or the service of the Company or any Related Corporation for any period of time. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Stock Right.

     22. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     23. GOVERNING LAW. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the Commonwealth of Massachusetts, or the laws of any jurisdiction in which the Company or its successors in interest may then be organized.

                                     PROXY

                               HADCO CORPORATION

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 3, 1999
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Horace H. Irvine II and Andrew E. Lietz, and each of them, proxies, with full power of substitution to vote all shares of the stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hadco Corporation to be held on Wednesday, March 3, 1999 at 10:00 a.m. at 100 Federal Street, Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 13, 1999, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR FIXING THE NUMBER OF DIRECTORS AND THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

------------                                                        ------------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE

/x/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

     (continued from other side)

     1. To fix the number of Directors at nine and to elect a Board of Directors for the ensuing year.

        NOMINEES: Horace H. Irvine II, Andrew E. Lietz, Oliver O. Ward, Patrick Sweeney, John F. Smith, John E. Pomeroy, James C. Taylor, Mauro J. Walker and Gilbert M. Roddy, Jr.

                             FOR              WITHHELD
                             / /                / /


     / /________________________________________________
     For, except vote withheld from the above nominee(s)



                                               FOR    AGAINST   ABSTAIN
    2. To approve the Hadco Corporation        / /      / /       / /
       1998 Stock Plan.

                                               FOR    AGAINST   ABSTAIN
    3. To ratify the selection of Arthur       / /      / /       / /
       Andersen LLP as auditors for the
       fiscal year ending October 30, 1999.


    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        / /

    If signing as attorney, executor, trustee or guardian, please give your full title as such.


Signature_____________________________________ Date ___________________